Exhibit 99.2

CORRECTING AND REPLACING SYKES ENTERPRISES, INCORPORATED

RELEASE OF FOURTH-QUARTER AND FULL-YEAR 2017 FINANCIAL RESULTS

TAMPA, FL – February 28, 2018 – Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a leading provider of multi-channel demand generation and global customer engagement services, released its financial results for the fourth-quarter ended December 31, 2017 on February 26, 2018. In the press release, under the sixth bullet point, non-GAAP basis, fourth quarter 2017 diluted earnings per share should read $0.47 instead of $0.48. Also in the attached financial exhibits to the press release, under “Exhibit 1,” the diluted shares outstanding for the three months ended December 31, 2017 should read 41,888 instead of 41,927. The corrected release in its entirety is posted to the following link on SYKES’ website: http://investor.sykes.com/company/investors/investor-news/default.aspx.

About Sykes Enterprises, Incorporated

Sykes Enterprises, Incorporated (“SYKES” or “the Company”) is a leading provider of multi-channel demand generation and global customer engagement services. The Company provides differentiated full lifecycle customer-engagement solutions and services to Global 2000 companies and their end customers primarily in the technology, financial services, healthcare, communications and transportation & leisure industries. SYKES’ differentiated full lifecycle management services platform effectively engage customers at every touchpoint within the customer journey, including digital marketing and acquisition, sales expertise, customer service, technical support and retention. The Company serves its clients through two geographic operating regions: the Americas (United States, Canada, Latin America, South Asia and Asia Pacific) and EMEA (Europe, the Middle East and Africa). Its Americas and EMEA regions primarily provide customer-engagement solutions and services with an emphasis on inbound multichannel demand generation, customer service and technical support to its clients’ customers. These services are delivered through multiple communication channels including phone, email, social media, text messaging, chat and digital self-service. The Company also provides various enterprise support services in the United States that include services for our clients’ internal support operations, from technical staffing services to outsourced corporate help desk services. In Europe, the Company provides fulfillment services, which includes order processing, payment processing, inventory control, product delivery and product returns handling. Its complete service offering helps its clients acquire, retain and increase the lifetime value of their customer relationships. The Company has developed an extensive global reach with customer engagement centers across six continents, including North America, South America, Europe, Asia, Australia and Africa. It delivers cost-effective solutions that generate demand, enhance the customer service experience, promote stronger brand loyalty, and bring about high levels of performance and profitability. For additional information please visit www.sykes.com.

For additional information contact:

Subhaash Kumar

Sykes Enterprises, Incorporated

(813) 233-7143